Press Release	FOR FURTHER INFORMATION: Sean T. Smith SVP- CFO Photronics, Inc. (203) 775-9000 ssmith@photronics.com

FOR IMMEDIATE RELEASE
August 13, 2008

PHOTRONICS REPORTS THIRD QUARTER RESULTS

     BROOKFIELD, Connecticut August 13, 2008 -- Photronics, Inc. (Nasdaq:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today reported fiscal 2008 third quarter results for the period ended July 27, 2008.

     Sales for the quarter were $105.7 million compared to $104.3 million for the third quarter of fiscal year 2007. Semiconductor photomasks accounted for $77.1 million, or 72.9% of revenues, during the third quarter of fiscal 2008, while flat panel display (FPD) photomasks accounted for $28.6 million, or 27.1% of revenues. During the third quarter of fiscal 2007, semiconductor photomasks accounted for 81.8% of revenues and FPD photomasks accounted for 18.2% of revenues.

     Net loss for the third quarter of fiscal year 2008 was $205.6 million, or $4.93 per share compared to net income of $2.2 million, or $0.05 per diluted share for the third quarter of fiscal 2007. The net loss for the third quarter of 2008 included the following charges: (1) A non-cash, pre-tax goodwill impairment charge of $138.5 million, or $137.3 million net of tax and $3.30 per diluted share; (2) A non-cash, pre-tax long-lived asset impairment charge of $66.9 million or $60.9 million net of tax and $1.46 per diluted share; and (3) a $1.0 million, net of tax, or $0.02 per diluted share, severance charge related to the separation agreement with its former chief executive officer. On a non-GAAP basis, excluding the effect of the impairment charges and severance costs, the Company's net loss was $6.4 million, or $0.15 per share.

     Sales for the first nine months of 2008 were $319.2 million compared to $319.9 million for the first nine months of fiscal 2007. Semiconductor photomasks accounted for $237.5 million, or 74.4% of revenues during the first nine months of fiscal 2008, while FPD photomasks accounted for $81.8 million, or 25.6% of revenues. Year-over-year, semiconductor photomask revenues decreased 8.4%, while FPD photomask revenues increased 34.6%.

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Photronics, Inc.    15 Secor Road  •  Brookfield, Connecticut 06804  •  (203)775-9000  •  www.photronics.com

PHOTRONICS REPORTS THIRD QUARTER RESULTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . .PAGE TWO

     Net loss for the first nine months of fiscal 2008 was $211 million, or $5.07 per share, compared to net income of $24.2 million, or $0.53 per diluted share, in the first nine months of the prior year. Net loss for the first nine months of 2008 includes the impact of the impairment and severance charges of $199.2 million, or $4.78 per diluted share. Net income for the first nine months of 2007 included a net benefit of $7.9 million, or $0.16 per share, relating to the resolution and settlement of United States and foreign tax liabilities associated with uncertain tax positions in prior years.

     Constantine ("Deno") S. Macricostas, Photronics’ chairman and interim chief executive officer commented, “Photronics’ third quarter performance was primarily affected by reduced demand for high-end IC photomasks as a result of the downturn in the memory market and customer restructurings. While we expect that the memory market will remain soft for the near term, we remain committed to our high-end strategy and expect that it will be an important, long-term contributor to Photronics’ future growth. Qualifications with key customers are progressing, and we anticipate an increase in high-end IC photomask sales over the next few quarters.”

     "During this time, we will continue to accelerate our cost reduction programs in order to improve our bottom line and better leverage our sales growth when the market rebounds,” concluded Macricostas.

     A conference call with investors and the media to discuss these results can be accessed by logging onto Photronics' web site at www.photronics.com, then clicking on the "Conference Calls" button on the top right corner of the home page. The call is scheduled for 8:30 a.m. Eastern Daylight Time on Thursday, August 14, 2008. The live dial-in number is 719-325-4846. The call will be archived for instant replay access until the Company reports its fiscal fourth quarter results after the market closes on Tuesday, December 9, 2008.

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Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics' web site involve risks and uncertainties that may affect the Company's operations, markets, products, services, prices, and other factors as discussed in filings with the U. S. Securities and Exchange Commission (SEC). These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors. Accordingly, there is no assurance that the Company's expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements.

08-13

Photronics, Inc.    15 Secor Road  •  Brookfield, Connecticut 06804  •  (203)775-9000  •  www.photronics.com